EX-9

December 31, 2012

Filed Via EDGAR

Board of Directors
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI  48951

Re:           Jackson National Life Insurance Company
Jackson SWL Variable Annuity Fund I (formerly Variable Annuity Fund I of
Southwestern Life) ("Registrant"); Initial Registration Statement
(File Nos. 333-__________ and 811-01636) (the "Registration Statement”)

Directors:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of an Initial Registration Statement on Form N-4 (the “Registration Statement”) of the Jackson SWL Variable Annuity Fund I, a separate account of Jackson National Life Insurance Company, with respect to the 403B Group Variable Annuity Plan Contracts (the "Contracts") described in the prospectus, as supplemented, (the “Prospectus”) contained in the Registration Statement.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. For purposes of such examination, we have assumed the genuineness of all signatures and the conformity to the original of all copies. We have further assumed that the Contracts will no longer be sold, in conformity with the Securities and Exchange Commission’s staff’s position in the Great-West Life & Annuity Insurance Co. No Action Letter (available October 23, 1990) concerning annual update requirements for inactive contracts.

We are of the following opinions:

1.
Jackson SWL Variable Annuity Fund I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2.
Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Respectfully,

/s/ FRANK J. JULIAN

Frank J. Julian
Assistant Vice President, Legal